SHAREHOLDERS AGREEMENT

     This shareholders agreement (the "Agreement") is made and entered into as of November 16, 1998, by and among Hollinger Digital Inc., a Delaware corporation ("Hollinger"), Pioneer Ventures Associates Limited Partnership, a Connecticut limited partnership ("Pioneer"), and Mark Graff ("Graff") (together, the "Shareholders").

     WHEREAS, the Shareholders deem it in their best interests and in the best interests of American Interactive Media, Inc., a Delaware corporation (the "Company") to provide consistent and uniform management of the Company and desire to enter into this Agreement in order to effectuate that purpose.

     NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Shareholders, for good and valuable consideration, and intending to be legally bound, hereby agree as follows:

     1.   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     The Shareholders, severally and not jointly, represent and warrant each as to itself as follows:

          (a) The Shareholder is authorized to execute and deliver this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that such enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

          (b) The execution, delivery and performance by the Shareholder of this Agreement, and the consum.. mation by the Shareholder of the transactions contemplated hereby and thereby: (i) do not and will not violate or conflict with any provision of law or regulation, or any writ, order, judgment or decree of any court or governmental or regulatory authority specifically naming the Shareholder; and (ii) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, permit the unilateral modification or termination of, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Shareholder pursuant to, any material instrument or agreement to which the Shareholder is a party or by which the Shareholder or any of its respective properties may be bound or affected.

     2.   COMPOSITION OF THE BOARD

          (a) The Board of Directors of the Company shall consist of at least five directors, of which four directors shall include (i) Mark Graff, as long as he serves as President of the Company or an executive officer of the Company or any subsidiary, (ii) at least two designees of Hollinger, as long as Hollinger owns Shares (as defined herein) or debentures of the Company convertible into such Shares and (iii) one designee of Pioneer, as long as Pioneer owns Shares (as defined herein).

          (b) Each Shareholder shall appear in person or by proxy at any annual or special meeting of shareholders (or in lieu of any such meeting, shall give the Shareholder's written consent with respect to such Shareholder's Common Stock and all other securities of the Company of any kind or class having power to vote for the election of directors ("Shares")) for the purposes of obtaining a quorum and shall vote the Shares owned by such Shareholder, or over which such Shareholder has voting power, either in person or by proxy, at any annual or special meeting of shareholders of the Company called for the purpose of voting on the election or removal of directors or by consensual action of shareholders with respect to the election or removal of directors, in favor of the election of the directors nominated in accordance with Section 2(a) and shall take all other actions necessary to give effect to the provisions of this Agreement, and to ensure that the By-laws of the Company do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

          (c) No Shareholder shall hereafter grant any proxy or enter into or agree to be bound by any voting trust with respect to its Shares nor shall any Shareholder enter into any stockholder agreements or arrangements of any kind with any person with respect to its Shares inconsistent with the provisions of this Agreement, provided that this provision shall in no way limit the ability of a Shareholder to sell or dispose of its Shares.

     3.   TERMINATION

     This Agreement shall, unless otherwise agreed to by each of the Shareholders, terminate on the date which is five years from the date hereof, whereupon the foregoing provisions of this Agreement shall cease to have any force or effect.

     4.   FURTHER ASSURANCES

     At any time or from time to time after the execution of this Agreement, each party hereto agrees to take such actions and to execute and deliver such documents as shall be reasonably necessary to effectuate the purposes of this Agreement.

     5.   WAIVER AND AMENDMENT

     No amendment or modification of any provision of this Agreement shall be effective unless contained in a written agreement signed by each of the parties hereto. No waiver of any provision of this Agreement shall be effective unless it is set forth in a written instrument signed by the party waiving its rights hereunder. The failure or delay by any party in exercising


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

any right, power or remedy under this Agreement shall not operate as a waiver of any such right, power or remedy.

     6.   ASSIGNMENT

     No party may assign or sublicense any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other parties, and such consent shall not be unreasonably withheld.

     7.   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State.

     8.   SEVERABILITY

     If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     9.   NOTICES

     Any notice or payment required or permitted to be made by or given by any party hereto shall be sufficiently made or given on the date sent by such party to the other parties by mail, facsimile, commercial overnight courier, personal delivery, or a similar reliable delivery method, addressed as set forth below or to such other address as any other party shall designate by written notice given to the party giving the notice or making the payment in accordance with this Agreement.

                  In the case of the Company:

                           American Interactive Media, Inc.
                           611 Broadway
                           Suite 308
                           New York, New York 10012
                           Attention: James Stokes Hatch, Secretary
                           Telecopy Number: (212) 358-8380

                  with a copy to:

                           Curtis, Mallet-Prevost, Colt & Mosle
                           101 Park Avenue
                           New York, New York 10178
                           Attention: Jeffrey N. Ostrager, Esq.
                           Telecopy Number: (212) 697-1559



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

                  In the case of Hollinger:

                           Hollinger Digital, Inc.
                           270 Lafayette Street, Suite 600
                           New York, New York 10012
                           Attention: Philip Kunsberg
                           Telecopy Number: (212) 334-5957

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Judith R. Thoyer, Esq.
                           Telecopy Number:   (212) 757-3990

                  In the case of Pioneer:

                           Pioneer Ventures Associates Limited Partnership 651 Day Hill Road
                           P.O. Box 40
                           Windsor, Connecticut  06095
                           Attention: Robert A. Lerman, Managing Director

                  with a copy to:

                           Kaplan Gottbetter & Levenson
                           630 Third Avenue, 5th Floor
                           New York, New York  10017
                           Attention: Martin Enright, Esq.
                           Telecopy Number:   (212) 983-9210

                  In the case of Graff:

                           Mark Graff
                           c/o American Interactive Media, Inc.
                           611 Broadway, Suite 308
                           New York, New York 10012
                           Telecopy Number: (212) 358-8380

     10.  HEADINGS

     The headings used in this Agreement are inserted for convenience of reference only and shall not be a part of, or affect the meaning or interpretation of, this Agreement.



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

     11.  INJUNCTIVE RELIEF

     It is possible that remedies that exist at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

     12.  ENTIRE AGREEMENT

     This Agreement contains the entire and exclusive agreement between the parties relating to the subject matter hereof and shall not be modified except in writing, signed by the parties hereto. This Agreement supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

     13.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be an original with respect to the party executing the counterpart and all of which together shall constitute one and the same agreement.


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

     IN WITNESS WHEREOF, Pioneer, Hollinger and Graff have caused this Agreement to be executed and delivered as of the date first set forth above by their duly authorized representatives.

                                 PIONEER VENTURES ASSOCIATES LIMITED PARTNERSHIP

                                 By: /s/ Robert Lerman
                                    ------------------------------------
                                     Name:
                                     Title:

                                 HOLLINGER DIGITAL INC.

                                 By: /s/ Philip Kunsberg
                                    ------------------------------------
                                     Name:
                                     Title:

                                 MARK GRAFF

                                  /s/ Mark Graff
                                 ---------------------------------------



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